EXHIBIT 5.1
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Rockley Photonics Holdings Limited
3rd Floor, 1 Ashley Road
Altrincham
Cheshire
United Kingdom
WA14 2DT

22 March 2022
Dear Sirs
Rockley Photonics Holdings Limited
We have examined the Registration Statement on Form S-8 to be filed by Rockley Photonics Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 5,114,425 ordinary shares of the Registrant (the “SIP Shares”) for issuance pursuant to the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “SIP”) and 1,278,606 ordinary shares of the Registrant (together with the SIP Shares, the "Shares") pursuant to the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (together with the SIP, the "Plans").
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors and/or the shareholders of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully

TRAVERS THORP ALBERGA